Exhibit 99.1

News Announcement

CONTACT:
Saul V. Reibstein	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/401-2049	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

Conference Call:	Today, April 23, 2015 at 9:00 a.m. ET
Dial-in number:	212/231-2919
Webcast:	www.pngaming.com

Replay information provided below

PENN NATIONAL GAMING REPORTS FIRST QUARTER REVENUE

OF $664.1 MILLION AND ADJUSTED EBITDA OF $75.4 MILLION

- Establishes 2015 Second Quarter Guidance and Updates 2015 Full Year Guidance -

Wyomissing, PA (April 23, 2015) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National Gaming,” “Penn National,” “Penn,” or the “Company”) today reported operating results for the three months ended March 31, 2015, as summarized below.

Summary of First Quarter Results

	Three Months Ended March 31,
(in millions, except per share data)	2015 Actual	2015 Guidance (3)	2014 Actual
Net revenues	$664.1	$670.6	$641.1
Adjusted EBITDAR (1)	184.2	183.8	177.7
Rental expense related to Master Lease	(108.8)	(109.2)	(104.3)
Adjusted EBITDA (2)	75.4	74.6	73.4
Less: Impact of stock compensation, non-operating items for Kansas JV, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, and other expenses	(64.4)	(65.2)	(68.9)
Net income	$11.0	$9.4	$4.5

Diluted earnings per common share	$0.12	$0.10	$0.05

(1)         Adjusted EBITDAR is adjusted EBITDA (defined below) excluding rent expense associated with our Master Lease with Gaming and Leisure Properties, Inc. (“GLPI”).

(2)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, impairment charges, insurance recoveries and deductible charges, depreciation and amortization and gain or loss on disposal of assets.  Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of the non-operating items added back for our joint venture in Kansas Entertainment, LLC (“Kansas Entertainment” or “Kansas JV”).  A reconciliation of net income (loss) per accounting principles generally accepted in the United States of America (“GAAP”) to adjusted EBITDA and adjusted EBITDAR, as well as income (loss) from operations per GAAP to adjusted EBITDA and adjusted EBITDAR, is included in the accompanying financial schedules.

(3)         The guidance figures in the table above present the guidance Penn National Gaming provided on January 29, 2015 for the three months ended March 31, 2015.

Review of First Quarter 2015 Results vs. Guidance and First Quarter 2014 Results

	Three Months
	Ended
	March 31, 2015
	Pre-tax	After-tax
	(in thousands)
Income, per guidance (1)	$15,426	$9,410

EBITDA variances:
Positive operating segment variance	4,197	2,359
Property tax refunds	1,958	1,233
Cash-settled stock-based awards	(4,546)	(2,794)
Other, primarily Massachusetts pre-opening costs	(856)	(481)
Total EBITDA variances from guidance	753	317

Foreign currency translation gain	3,089	1,898
Other, mainly depreciation expense variance	988	554
Tax variance		(1,183)
Income, as reported	$20,256	$10,996

	Three Months Ended
	March 31,
	2015	2015 Guidance (1)	2014
Diluted earnings per common share	$0.12	$0.10	$0.05
Property tax refunds	(0.01)	—	—
Cash-settled stock-based awards	0.03	—	(0.03)
Rent expense variance	—	—	0.01
Foreign currency and other	(0.02)	—	(0.01)
Tax variance	—	(0.01)	—
Total	$0.12	$0.09	$0.02

(1)         The guidance figures in the tables above present the guidance Penn National Gaming provided on January 29, 2015 for the three months ended March 31, 2015.

Timothy J. Wilmott, President and Chief Executive Officer of Penn National Gaming, commented, “Penn National Gaming delivered solid first quarter operating results, with consolidated adjusted EBITDAR, adjusted EBITDA, net income and diluted EPS all exceeding guidance.  The quarter benefited from year-over-year improvements in regional gaming trends — particularly in the first half of the quarter.  In addition, our earnings reflect contributions from Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Racecourse, which both opened in the third quarter of last year and more than offset the mid-2014 closure of Argosy Casino Sioux City.

“We believe Penn National is well positioned to capitalize on the potential stabilization of regional gaming revenue trends and we remain focused on driving efficiencies from our existing properties, and maintaining a disciplined approach to marketing and promotional activities.  In addition, we continue to advance our robust development pipeline, including the significant opportunities in Massachusetts and California, and are pursuing other opportunities to enhance long-term shareholder value.

“Overall, first quarter adjusted EBITDA exceeded guidance by $0.8 million with a $4.2 million positive operating segment variance and a $2.0 million property tax refund not contemplated in guidance offset by a negative impact of $4.5 million related to cash-settled stock based awards which is primarily a function of stock price performance.  The first quarter level of cash-settled stock based awards accounts for the majority of our higher than anticipated corporate expense.

“During the first quarter, adjusted EBITDAR margin in our operating segments increased by 80 basis points reflecting improvement in our East/Midwest and Southern Plains segments which were partially offset by a margin decline in our West segment.  Reflecting Penn National’s ongoing successful execution of strategies to improve operating efficiencies, the consolidated first quarter 2015 adjusted EBITDAR margin improved versus the prior year to 27.7% despite $7.4 million in higher cash settled stock based award charges versus the first quarter of 2014.

“We continue to have relatively good visibility for 2015 operating results based on the disciplined management of our existing properties, a more stable operating environment, a full year of operations of Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, continued growth and efficiencies at our other recently opened or acquired properties, and a half year of operating results from Plainridge Park Casino.

“Pending final regulatory approval from the Massachusetts Gaming Commission, Plainridge Park Casino will open to the public on Wednesday, June 24.  Conveniently located near the south I-495 and I-95 interchange, Plainridge Park Casino will provide guests with a variety of memorable experiences in an exciting, high energy setting.  This state-of-the-art facility will offer premier gaming, dining, entertainment, and racing options that are unmatched in the region.  Plainridge Park Casino will feature approximately 1,250 gaming devices and will mark the culmination of a project that has enjoyed strong support from our host and surrounding communities, elected officials, labor unions, local vendors, and the approximately 1,000 local construction workers who built Plainridge Park Casino.  Our project is also creating 500 new permanent jobs while protecting the jobs of the many employees and businesses in the racing industry.

“Construction also remains on schedule for the Hollywood Casino-branded gaming facility on the Jamul Indian Village’s land in trust.  When complete in mid-2016, the property will include a three-story gaming and entertainment facility of approximately 200,000 square feet, with more than 1,700 slot machines, 43 live table games, multiple restaurants, bars and lounges and more than 1,800 parking spaces.  We expect the facility to enable the Jamul Indian Village to become economically self-sufficient and ultimately generate higher quality education, healthcare, and housing for Jamul’s tribal members.  With its location approximately seven miles east of the San Diego beltway, directly off State Route 94, Hollywood Casino Jamul-San Diego will be the closest casino to downtown San Diego.  Penn National expects to participate in the project’s success through management and branding fees, as well as interest payments on funds advanced to develop the project.

“In closing, we believe our first quarter results were solid and continue to demonstrate the commitment of our corporate and property level management teams and employees to efficiently operate our highly diversified portfolio of new and well-maintained regional gaming facilities.  Going forward, in addition to our existing development pipeline, we will continue to evaluate opportunities where we can implement our proven operating disciplines with the goal of enhancing long-term shareholder value.”

Development and Expansion Projects

The table below summarizes Penn National Gaming’s ongoing development projects:

Project/Scope	New Gaming Positions	Planned Total Budget		Amount Expended through March 31, 2015	Expected Opening Date
		(Unaudited, in millions)

Plainridge Park Casino (MA) - Construction is near completion at the site of the Plainridge Racecourse for our new gaming operation, which will be integrated with the existing live harness racing and simulcasting, featuring 1,250 gaming devices (with a total of 1,500 gaming positions, attributable to approximately 28 multi-player electronic table games), as well as various dining and entertainment options.	1,500	$250	(1)	$144.6	Opening June 24, 2015

Jamul Indian Village project (CA) - Construction is underway at the site for this new Hollywood Casino branded gaming operation which Penn will manage. The facility is anticipated to feature over 1,700 slot machines, 43 live table games as well as multiple restaurants, bars and lounges.	1,958	$360	(2)	$68.8	Mid-2016

(1) Includes a $25 million license fee, which was paid in March 2014, and $42 million purchase price, both of which are included in the amount expended above.  The budget increase is principally a result of our decision to purchase rather than lease certain games and equipment.

(2) As disclosed previously, funds advanced for this project will be accounted for as a loan.

Financial Guidance

Reflecting the current operating and competitive environment, the table below sets forth 2015 second quarter and full year guidance targets for financial results, based on the following assumptions:

•                  Horseshoe Baltimore opened in August 2014 and will impact Hollywood Casino at Charles Town Races;

•                  Plainridge Park Casino will open on Wednesday, June 24, 2015;

•                  A full year contribution from the Company’s management contract for Casino Rama;

•                  Full year corporate overhead expenses of $81.7 million, with $18.5 million to be incurred in the second quarter of 2015;

•                  Full year 2015 Plainridge Park Casino pre-opening expenses of $8.4 million, with $5.9 million to be incurred in the second quarter of 2015;

•                  Full year 2015 rent expense of $433.8 million, with $108.8 million to be incurred in the second quarter of 2015, excluding any additional rent escalation at the conclusion of year two of the Master Lease beginning in November 2015;

•                  Depreciation and amortization charges in 2015 of $176.1 million, with $43.6 million in the second quarter of 2015;

•                  Our share of non-operating items (such as depreciation and amortization expense) associated with our Kansas JV total $10.3 million for 2015, with $2.5 million to be incurred in the second quarter of 2015;

•                  Estimated non-cash stock compensation expenses of $8.3 million for 2015, with $2.1 million to be incurred in the second quarter of 2015;

•                  Interest expense in 2015 of $54.4 million, with $12.5 million in the second quarter of 2015;

•                  LIBOR is based on the forward yield curve;

•                  Full year 2015 non-cash accrued interest income on loan to Jamul Tribe of $13.1 million, with $2.4 million in the second quarter of 2015;

•                  A diluted share count of approximately 90 million shares for the full year 2015; and

•                  There will be no material changes in applicable legislation, regulatory environment, world events, weather, recent consumer trends, economic conditions, oil prices, competitive landscape (other than listed above) or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending June 30,		Full Year Ending December 31,
(in millions, except per share data)	2015 Guidance	2014 Actual	2015 Revised Guidance	2015 Prior Guidance (1)	2014 Actual
Net revenues	$672.7	$652.1	$2,735.9	$2,742.3	$2,590.5
Adjusted EBITDAR	185.8	186.7	740.3	739.8	706.5
Rental expense related to Master Lease	(108.8)	(104.6)	(433.8)	(434.1)	(421.4)
Adjusted EBITDA	77.0	82.1	306.5	305.7	285.1
Less: Impact of stock compensation, impairment charges, insurance recoveries, non-operating items for Kansas JV, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, and other expenses	(66.7)	(79.3)	(264.6)	(264.4)	(518.3)
Net income (loss)	$10.3	$2.8	$41.9	$41.3	$(233.2)

Diluted earnings (loss) per common share	$0.11	$0.03	$0.46	$0.46	$(2.97)

(1)         The guidance figures in the table above present the guidance Penn National Gaming provided on January 29, 2015 for the full year ended December 31, 2015.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information — Operations

(in thousands) (unaudited)

	NET REVENUES		ADJUSTED EBITDAR
	Three Months Ended March 31,		Three Months Ended March 31,
	2015	2014	2015	2014
East/Midwest (1)	$386,544	$349,449	$116,477	$101,650
West (2)	62,585	60,920	17,879	18,557
Southern Plains (3)	210,269	223,757	72,806	73,941
Other (4)	4,740	6,954	(22,947)	(16,488)
Total	$664,138	$641,080	$184,215	$177,660

(1)         The East/Midwest reportable segment consists of the following properties: Hollywood Casino at Charles Town Races, Hollywood Casino Bangor, Hollywood Casino at Penn National Race Course, Hollywood Casino Lawrenceburg, Hollywood Casino Toledo, Hollywood Casino Columbus, Hollywood Gaming at Dayton Raceway, which opened on August 28, 2014, and Hollywood Gaming at Mahoning Valley Race Course, which opened on September 17, 2014. It also includes the Company’s Casino Rama management service contract and the Plainville project in Massachusetts, which the Company expects to open on June 24, 2015.  Our East/Midwest segment results for the three months ended March 31, 2015 included preopening costs of $2.5 million, whereas results for the three months ended March 31, 2014 included preopening charges of $0.8 million. Results for the three months ended March 31, 2015 also included a property tax refund of approximately $2.0 million.

(2)         The West reportable segment consists of the following properties: Zia Park Casino and the M Resort, as well as the Jamul Indian Village project, which the Company anticipates completing in mid-2016.

(3)         The Southern Plains reportable segment consists of the following properties: Hollywood Casino Aurora, Hollywood Casino Joliet, Argosy Casino Alton, Argosy Casino Riverside, Hollywood Casino Tunica, Hollywood Casino Gulf Coast, Boomtown Biloxi, and Hollywood Casino St. Louis, and includes the Company’s 50% investment in Kansas Entertainment, which owns the Hollywood Casino at Kansas Speedway. On July 30, 2014, the Company closed Argosy Casino Sioux City. Starting with the second quarter of 2014, adjusted EBITDA and adjusted EBITDAR from our joint venture in Kansas Entertainment exclude our share of the impact of non-operating items (such as depreciation and amortization expense). The prior year amounts were restated to conform to this new presentation.

(4)         The Other category consists of the Company’s standalone racing operations, namely Rosecroft Raceway, Sanford-Orlando Kennel Club, and the Company’s joint venture interests in Sam Houston Race Park, Valley Race Park, and Freehold Raceway, as well as the Company’s 50% joint venture with the Cordish Companies in New York (which is in the process of being dissolved). If the Company is successful in obtaining gaming operations at these locations, they would be assigned to one of the Company’s regional executives and reported in their respective reportable segment.

The Other category also includes the Company’s corporate overhead costs, which were $23.3 million for the three months ended March 31, 2015, as compared to corporate overhead costs of $15.7 million for the three months ended March 31, 2014. Corporate overhead costs included cash-settled stock-based compensation charges of $9.0 million for the three months ended March 31, 2015 compared to $1.6 million for the corresponding period in the prior year. The reason for the increase was mainly due to stock price increases for Penn and GLPI common stock during 2015 compared to stock price declines in 2014.

Reconciliation of Net income (loss) (GAAP) to Adjusted EBITDA and Adjusted EBITDAR

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended
	March 31,
	2015	2014
Net income	$10,996	$4,537
Income tax provision	9,260	6,800
Other	(3,089)	(1,631)
Income from unconsolidated affiliates	(3,982)	(2,483)
Interest income	(1,870)	(467)
Interest expense	12,163	11,295
Income from operations	$23,478	$18,051
Loss (gain) on disposal of assets	153	(49)
Charge for stock compensation	2,084	2,579
Depreciation and amortization	42,922	47,366
Income from unconsolidated affiliates	3,982	2,483
Non-operating items for Kansas JV	2,751	2,921
Adjusted EBITDA	$75,370	$73,351
Rental expense related to Master Lease	108,845	104,309
Adjusted EBITDAR	$184,215	$177,660

Reconciliation of Income (loss) from operations (GAAP) to Adjusted EBITDA and Adjusted EBITDAR

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information

(in thousands) (unaudited)

Three Months Ended March 31, 2015

	East/Midwest	West	Southern Plains	Other	Total
Income (loss) from operations	$19,094	$6,509	$24,574	$(26,699)	$23,478
Charge for stock compensation	—	—	—	2,084	2,084
Depreciation and amortization	28,273	2,387	10,782	1,480	42,922
(Gain) loss on disposal of assets	(122)	181	100	(6)	153
Income from unconsolidated affiliates	—	—	3,788	194	3,982
Non-operating items for Kansas JV (1)	—	—	2,751	—	2,751
Adjusted EBITDA	$47,245	$9,077	$41,995	$(22,947)	$75,370
Rental expense related to Master Lease	69,232	8,802	30,811	—	108,845
Adjusted EBITDAR	$116,477	$17,879	$72,806	$(22,947)	$184,215

Three Months Ended March 31, 2014

	East/Midwest	West	Southern Plains	Other	Total
Income (loss) from operations	$9,602	$8,057	$21,227	$(20,835)	$18,051
Charge for stock compensation	—	—	—	2,579	2,579
Depreciation and amortization	26,823	1,549	17,251	1,743	47,366
(Gain) loss on disposal of assets	(87)	66	(22)	(6)	(49)
Income from unconsolidated affiliates	—	—	2,452	31	2,483
Non-operating items for Kansas JV (1)	—	—	2,921	—	2,921
Adjusted EBITDA	$36,338	$9,672	$43,829	$(16,488)	$73,351
Rental expense related to Master Lease	65,312	8,885	30,112	—	104,309
Adjusted EBITDAR	$101,650	$18,557	$73,941	$(16,488)	$177,660

(1)         Starting with the second quarter of 2014, adjusted EBITDA and adjusted EBITDAR from our joint venture in Kansas Entertainment exclude our share of the impact of non-operating items (such as depreciation and amortization expense). Prior periods were restated to conform to this new presentation.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2015	2014

Revenues
Gaming	$591,336	$570,683
Food, beverage and other	108,763	104,870
Management service fee	1,927	2,458
Revenues	702,026	678,011
Less promotional allowances	(37,888)	(36,931)
Net revenues	664,138	641,080

Operating expenses
Gaming	294,895	286,077
Food, beverage and other	77,929	77,538
General and administrative	116,069	107,739
Rental expense related to Master Lease	108,845	104,309
Depreciation and amortization	42,922	47,366
Total operating expenses	640,660	623,029
Income from operations	23,478	18,051

Other income (expenses)
Interest expense	(12,163)	(11,295)
Interest income	1,870	467
Income from unconsolidated affiliates	3,982	2,483
Other	3,089	1,631
Total other expenses	(3,222)	(6,714)

Income from operations before income taxes	20,256	11,337
Income tax provision	9,260	6,800
Net income	$10,996	$4,537

Earnings per common share:
Basic earnings per common share	$0.12	$0.05
Diluted earnings per common share	$0.12	$0.05

Weighted-average common shares outstanding:
Basic	79,400	77,917
Diluted	90,392	88,679

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Supplemental information

(in thousands) (unaudited)

	March 31, 2015	December 31, 2014

Cash and cash equivalents	$237,729	$208,673

Bank Debt	$810,153	$785,683
Notes	295,770	295,610
Other long term obligations (1)	170,028	154,388
Total Debt (2) (3)	$1,275,951	$1,235,681

(1)         Other long term obligations at March 31, 2015 include $135.0 million for the present value of the relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, $19.5 million based on the estimated fair value of contingent purchase price consideration that is payable over ten years to the previous owners of Plainridge Racecourse, and $15.3 million related to our repayment obligation on a hotel and event center located near Hollywood Casino Lawrenceburg.

(2)         Although our joint venture in Kansas Entertainment is accounted for as an equity method investment and is not consolidated, this joint venture had no debt outstanding at March 31, 2015 or December 31, 2014.

(3)         In accordance with new accounting guidance issued and early adopted by the Company in the first quarter of 2015, debt issuance costs are now classified as a direct reduction to our debt balances rather than in other assets.  Debt issuance costs were $23.7 million and $25.2 million at March 31, 2015 and December 31, 2014, respectively.  The prior period amounts were restated to reflect this change.

During the second quarter of 2014, Penn refined its definition of adjusted EBITDA and adjusted EBITDAR to add back our share of the impact of non-operating items (such as depreciation and amortization) at our joint ventures that have gaming operations. At this time, Kansas Entertainment, the operator of Hollywood Casino at Kansas Speedway, is Penn’s only joint venture that meets this definition. Kansas Entertainment does not currently have, nor has it ever had, any indebtedness. We have presented the cash flow distributions we have received from this investment for the three months ended March 31, 2015 and 2014.

	Three Months Ended March 31,
	2015	2014
Cash Flow distributions	$8,000	$5,500

Diluted Share Count Methodology

In connection with the spin-off, Penn National Gaming completed its exchange and repurchase transaction with an affiliate of Fortress Investment Group, LLC (“Fortress”) on October 11, 2013, which resulted in the repurchase of $627 million of its Series B Preferred Stock and the issuance of 8,624 shares of Series C Preferred Stock, which is equivalent to 8,624,000 common shares upon sale by Fortress to a third party.

Reconciliation of GAAP to Non-GAAP Measures

Adjusted EBITDA and adjusted EBITDAR are used by management as the primary measure of the Company’s operating performance. We define adjusted EBITDA as earnings before interest, taxes, stock compensation, debt extinguishment charges, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, gain or loss on disposal of assets, and other income or expenses. Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as depreciation and amortization) added back for our joint venture in Kansas Entertainment. Adjusted EBITDAR is adjusted EBITDA excluding rent expense associated with our Master Lease agreement with GLPI. Adjusted EBITDA and adjusted EBITDAR have economic substance because they are used by management as a performance measure to analyze the performance of our business, and are especially relevant in evaluating large, long-lived casino projects because they provide a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects. We also present adjusted EBITDA and adjusted EBITDAR because they are used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In addition, gaming companies have historically reported adjusted EBITDA as a supplement to financial measures in accordance with GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their adjusted EBITDA calculations certain corporate expenses that do not relate to the management of specific casino properties. However, adjusted EBITDA and adjusted EBITDAR are not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA and adjusted EBITDAR information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry, is the principal basis for the valuation of gaming companies, and that it is considered by many to be a better indicator of the Company’s operating results than net income (loss) per GAAP. Management uses adjusted EBITDA and adjusted EBITDAR as the primary measures of the operating performance of its segments, including the evaluation of operating personnel. Adjusted EBITDA and adjusted EBITDAR should not be construed as alternatives to operating income, as indicators of the Company’s operating performance, as alternatives to cash flows from operating activities, as measures of liquidity, or as any other measures of performance determined in accordance with GAAP. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA and adjusted EBITDAR. It should also be noted that other gaming companies that report adjusted EBITDA information may calculate adjusted EBITDA in a different manner than the Company and therefore, comparability may be limited.

A reconciliation of the Company’s net income (loss) per GAAP to adjusted EBITDA and adjusted EBITDAR, as well as the Company’s income (loss) from operations per GAAP to adjusted EBITDA and adjusted EBITDAR, is included above. Additionally, a reconciliation of each segment’s income (loss) from operations to adjusted EBITDA and adjusted EBITDAR is also included above. On a segment level, income (loss) from operations per GAAP, rather than net income (loss) per GAAP is reconciled to adjusted EBITDA and adjusted EBITDAR due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s segments on a segment by segment basis. Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s segments and is consistent with the reporting of other gaming companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 9:00 am ET today, both of which are open to the general public.  The conference call number is 212/231-2919. Please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com.  Please allow 15 minutes to register and download and install any necessary software.  A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com, in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment.  At March 31, 2015, the Company operated twenty-six facilities in seventeen jurisdictions, including Florida, Illinois, Indiana, Kansas, Maine, Massachusetts, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  At March 31, 2015, in aggregate, Penn National Gaming’s operated facilities featured approximately 31,000 gaming machines, 760 table games and 3,100 hotel rooms.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties, including future plans, strategies, performance, developments, acquisitions, capital expenditures, and operating results.

Actual results may vary materially from expectations.  Although the Company believes that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: our ability to obtain timely regulatory approvals required to own, develop and/or operate our facilities, or other delays or impediments to completing our planned acquisitions or projects, our ability to secure federal, state and local permits and approvals necessary for our construction projects; construction factors, including delays, unexpected remediation costs, local opposition, organized labor, and increased cost of labor and materials; our ability to maintain agreements with our horsemen, pari-mutuel clerks and other organized labor groups; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities); the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the rapid emergence of new competitors (traditional, internet and sweepstakes based and taverns); increases in the effective rate of taxation at any of our properties or at the corporate level; our ability to identify attractive acquisition and development opportunities and to agree to terms with, and maintain good relationships with partners/municipalities for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our expectations for the continued availability and cost of capital; the outcome of pending legal proceedings, including the ongoing appeal by the Ohio Roundtable addressing the legality of video lottery terminals in Ohio and litigation surrounding our withdrawal from a gaming project in Western Pennsylvania; changes in accounting standards; the impact of weather; with respect to the proposed Jamul project near San Diego, California, particular risks associated with financing a project of this type, sovereign immunity, local opposition (including several pending lawsuits), and building a complex project on a relatively small parcel; with respect to our Massachusetts project, the ultimate location of the other gaming facilities in the state; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

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